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PNC BANK CORP.                                                     EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                   Three                           Year ended December 31
                                                 months ended  -------------------------------------------------------------------
Dollars in millions                             March 31, 1999    1998          1997         1996          1995          1994
----------------------------------------------  -------------- ------------  -----------  ------------  ------------  ------------
EARNINGS
Income before taxes and cumulative effect
    of changes in accounting principles                 $488        $1,710       $1,618        $1,527          $627        $1,209
Fixed charges and preferred stock dividends
    excluding interest on deposits                       316         1,395        1,201         1,106         1,492         1,112
                                                -------------  ------------  -----------  ------------  ------------  ------------
       Subtotal                                          804         3,105        2,819         2,633         2,119         2,321
Interest on deposits                                     351         1,471        1,457         1,428         1,552         1,160
                                                -------------  ------------  -----------  ------------  ------------  ------------
       Total                                          $1,155        $4,576       $4,276        $4,061        $3,671        $3,481
                                                -------------  ------------  -----------  ------------  ------------  ------------

FIXED CHARGES
Interest on borrowed funds                              $281        $1,267       $1,098        $1,065        $1,454        $1,071
Interest component of rentals                             12            37           29            31            32            32
Amortization of notes and debentures                                     2            1             1             1             1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts               16            60           43             1
Preferred stock dividend requirements                      7            29           30             8             5             8
                                                -------------  ------------  -----------  ------------  ------------  ------------
       Subtotal                                          316         1,395        1,201         1,106         1,492         1,112
Interest on deposits                                     351         1,471        1,457         1,428         1,552         1,160
                                                -------------  ------------  -----------  ------------  ------------  ------------
       Total                                            $667        $2,866       $2,658        $2,534        $3,044        $2,272
                                                -------------  ------------  -----------  ------------  ------------  ------------

RATIO OF EARNINGS TO FIXED CHARGES
    AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                          2.54 x        2.23 x       2.35 x        2.38 x        1.42 x        2.09 x
Including interest on deposits                          1.73          1.60         1.61          1.60          1.21          1.53
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